[EXECUTION COPY]
Exhibit 4(aa)(9)
AMENDMENT NO. 1
TO
CREDIT AGREEMENT
This AMENDMENT NO. 1, dated as of February 3, 2010 (this “Amendment”), is made by and among UNISOURCE ENERGY DEVELOPMENT COMPANY, an Arizona corporation (the “Company”), the Banks listed on the signature pages of this Amendment as “Banks” (such Banks, together with their respective permitted assignees from time to time, being referred to herein, collectively, as the “Banks”), and UNION BANK, N.A. (“Union Bank”), as Agent for the Banks (in such capacity, the “Agent”).
PRELIMINARY STATEMENT:
The Company, the Banks and the Agent previously entered into that certain Credit Agreement, dated as of March 26, 2009 (the “Existing Agreement”, as amended by this Amendment, the “Amended Agreement”, and as the Amended Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Company desires to amend the Existing Agreement to extend the Termination Date by two (2) years, to provide for an additional Loan of $9,570,000.00 to be made by the Banks to the Company on the effective date of this Amendment (the “Additional Loan”), and to make certain other modifications thereto, and the Banks and the Agent have agreed to such extension, Additional Loan and other modifications on the terms and conditions set forth herein. The parties therefore agree as follows (capitalized terms used but not defined herein having the meanings assigned such terms in the Existing Agreement):
SECTION 1.  Amendments to Existing Agreement. The Existing Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:
(a) Loan. The definition of “Loan” contained in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“Loan” shall mean a loan by a Bank to the Company pursuant to Section 3.01 hereof (including, without limitation, the Additional Loan), and refers to an Alternate Base Rate Loan or a Eurodollar Rate Loan.
(b) Termination Date. The definition of “Termination Date” contained in Section 1.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
Amendment No 1 to Credit Agreement

“Termination Date” shall mean March 24, 2012, or such earlier date on which this Agreement terminates in accordance with Section 4.09.
(c) Additional Definitions. The following new definitions are hereby added to Section 1.01 of the Existing Agreement in appropriate alphabetical order:
“Additional Loan” shall have the meaning ascribed thereto in Section 3.01 hereof.
“First Amendment” shall mean Amendment No. 1, dated as of February 3, 2010, among the Company, the Banks and the Agent, which Amendment No. 1 amended this Agreement pursuant to the terms thereof.
“First Amendment Distribution” shall mean an amount not greater than $9,570,000.
“First Amendment Effective Date” shall mean the date on which all of the conditions set forth in Section 2 of the First Amendment shall have been satisfied or waived by the Banks.
(d) Additional Loan. Section 3.01 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 3.01 Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees (a) to make Loans to the Company in a single advance on the Closing Date in an aggregate principal amount up to but not exceeding the amount of such Bank’s Commitment and (b) to make an additional loan (the “Additional Loan”) to the Company in a single advance on the First Amendment Effective Date in an aggregate principal amount up to but not exceeding such Bank’s Proportionate Share (as determined on the First Amendment Effective Date prior to giving effect to the Additional Loan) of $9,570,000.00. Subject to the terms and conditions of this Agreement, the Company may borrow the Loans made under this Section 3.01 by means of Alternate Base Rate Loans and/or Eurodollar Rate Loans, and such Loans may be Converted pursuant to Section 3.03 hereof. Amounts repaid or prepaid in respect of the Loans may not be reborrowed. The parties hereto acknowledge and agree that the outstanding principal amount of the Loans as of the First Amendment Effective Date after giving effect to the Additional Loan is $35,000,000.00.
(e) Notes. The first sentence of Section 4.08 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
The Loans made or to be made by each Bank shall be evidenced by a single promissory note (each, a “Note”) of the Company in substantially the form of Exhibit A hereto (with such changes thereto as may be agreed by the Agent, the Company and such Bank), dated the First Amendment Effective Date, payable to such Bank in a principal amount equal to the aggregate outstanding principal amount of the Loans made by such Bank to the Company as of the First Amendment Effective Date (after giving effect to the Additional Loan) and otherwise duly completed.
(f) Making the Loans. Subsections (a) and (b) of Section 5.01 of the Existing Agreement are hereby amended and restated in their entirety to read as follows:
(a) Each of the initial Borrowing and the Borrowing of the Additional Loan shall be made upon notice, given not later than 11:00 A.M. (Los Angeles, California time) one (1) Business Day (to the extent that such Borrowing will consist of Alternate Base Rate Loans) and three (3) Business Days (to the extent that such Borrowing will consist of Eurodollar Rate Loans) prior to the date of such Borrowing, by the Company to the Agent, which shall give to each Bank prompt notice thereof and of each other notice received from the Company hereunder. The notice of such Borrowing (each, a “Notice of Borrowing”) shall be in writing, substantially in the form of Exhibit G hereto, and specifying therein (i) the requested date of such Borrowing, (ii) the requested Type and amount of each Loan comprising such Borrowing, (iii) the requested aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Loans, the initial Interest Period for each such Loan. In the case of a proposed Borrowing comprised of Eurodollar Rate Loans, the Agent shall promptly notify each Bank of the applicable interest rate pursuant to Section 4.05 hereof. Each Bank shall, before 11:00 A.M. (Los Angeles, California time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its Principal Office, in same day funds, such Bank’s Proportionate Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 7 hereof (or, in the case of the Borrowing of the Additional Loan, the applicable conditions set forth in Section 2 of the First Amendment), the Agent will make such funds available to the Company by promptly crediting the amounts so received in like funds to an account of the Company designated by the Company in the applicable Notice of Borrowing. For the purposes of determining whether the applicable conditions set forth in Section 7 hereof (or, in the case of the Borrowing of the Additional Loan, the applicable conditions set forth in Section 2 of the First Amendment) have been fulfilled, the Agent may assume the truth of the statements contained in certificates delivered pursuant to said Section.
(b) Each Notice of Borrowing shall be irrevocable and binding on the Company and, in respect of any Borrowing comprised of Eurodollar Rate Loans specified in such Notice of Borrowing, the Company shall indemnify each Bank against any loss or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Section 7 hereof (or, in the case of the Borrowing of the Additional Loan, the applicable conditions set forth in Section 2 of the First Amendment), including, without limitation, any amounts payable to the applicable Banks pursuant to Section 6.03 hereof (excluding loss of anticipated profits).
(g) Use of Proceeds. Section 8.13 of the Existing Agreement is hereby amended by deleting the phrase “and (iii) to make the Closing Distribution to the Guarantor on, or within ten (10) Business Days after, the Closing Date” in its entirety and substituting therefor the new phrase “(iii) to make the Closing Distribution to the Guarantor on, or within ten (10) Business Days after, the Closing Date, and (iv) with respect to the proceeds of the Additional Loan, to make the First Amendment Distribution to the Guarantor on, or within ten (10) Business Days after, the First Amendment Effective Date”.
(h) Capital Expenditures. Section 9.03 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 9.03 Capital Expenditures. The Company shall not make or become legally obligated to make any Capital Expenditures exceeding, during any Period of four consecutive fiscal quarters (commencing with the Period of four consecutive fiscal quarters ending December 31, 2010), in the aggregate, the sum of (a) $2,000,000 plus (b) the aggregate amount of any Capital Expenditures of the Company that are funded or paid by the Guarantor during such period.
(i) Consent to Jurisdiction. Section 15.11(a) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
SECTION 15.11 Consent to Jurisdiction and Venue, Etc. (a) The Company hereby irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement, the Notes or any other Financing Document may be brought in the Supreme Court of the State of New York sitting in New York County, State of New York or in the United States District Court of the Southern District of New York, and any appellate court from any thereof, (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to it at its address provided in Section 15.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 15.11 shall be by certified mail, return receipt requested.
SECTION 2.  Conditions of Effectiveness of Amendments. The amendments to the Existing Agreement set forth in Section 1 hereof shall become effective as of the date hereof when, and only when, the Agent shall have received (a) counterparts of this Amendment executed by each of the Company, the Banks and the Agent, (b) the consent of the Guarantor, in substantially the form of Exhibit A hereto, duly executed by an authorized officer of the Guarantor, (c) the upfront fee payable by the Company pursuant to that certain fee letter agreement, dated the date hereof, between the Company and Union Bank, and (d) all of the following documents, each document being dated the date of receipt thereof by the Agent (which date shall be the same for all such documents), in form and substance reasonably satisfactory to the Agent:
(i) an amendment to the Mortgage, in substantially the form of Exhibit B hereto, duly executed by each of the parties thereto and in recordable form (the “Mortgage Amendment”) (the Banks hereby consent to such amendment and authorize and direct the Agent to execute and deliver such amendment on behalf of the Secured Parties);
(ii) Notes payable to the order of the Banks, duly executed by the Company, in an aggregate principal amount equal to the outstanding principal amount of the Loans (after giving effect to the Additional Loan), which Notes shall replace the Notes executed and delivered by the Company on the Closing Date;
(iii) certified copies of the resolutions of the Board of Directors of the Company establishing the authority of the Company to execute, deliver and perform this Amendment, and all other documents evidencing other necessary action with respect thereto;
(iv) a certificate by an Authorized Officer of the Company certifying the name, incumbency and signature of each individual authorized to sign, on behalf of the Company, this Amendment and the other documents or certificates to be delivered pursuant hereto;
(v) certified copies of the Articles of Incorporation and By-Laws of the Company, together with all amendments thereto;
(vi) good standing certificates with respect to the Company issued no earlier than ten (10) days prior to the date hereof;
(vii) originals (or copies certified by an Authorized Officer of the Company to be true, correct and complete copies) of all Government Approvals required under applicable Laws in connection with the transactions contemplated by this Amendment;

(viii) an amendment and bring-down endorsement to the title insurance policy issued by the Title Insurer to the Agent with respect to the Property (as defined in the Mortgage) effective as of the date and time of the recordation of the Mortgage Amendment, showing no exceptions other than the Permitted Exceptions, together with evidence of the payment of all premiums due thereon;
(ix) a certificate of an Authorized Officer of the Company certifying that: (A) the representations and warranties of the Company contained in Section 2 of the Credit Agreement and in each of the other Financing Documents to which the Company is a party are true and correct in all material respects on and as of the date hereof as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date), and (B) no Default under the Credit Agreement has occurred and is continuing on such date after giving effect to this Amendment and the transactions contemplated hereby; and
(x) legal opinions of (A) Morgan, Lewis & Bockius LLP, special New York counsel to the Company and the Guarantor, in substantially the form of Exhibit C hereto, and (B) Raymond S. Heyman, General Counsel of the Guarantor, in substantially the form of Exhibit D hereto.
SECTION 3.  Representations and Warranties of the Company. The Company represents and warrants as follows:
(a) The Company has full corporate power, authority and legal right to incur the obligations provided for in this Amendment and the Amended Agreement, and to perform the terms thereof. This Amendment and the Amended Agreement have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation. No other consent of any other Person, except for (i) the Agent and the Banks and (ii) such consents that have been obtained and are in full force and effect, is required as a prerequisite to the validity and enforceability of this Amendment or the Amended Agreement.
(b) Neither the execution and delivery of this Amendment, nor the fulfillment of and compliance with the terms and provisions of this Amendment or the Amended Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Financing Documents) upon any of the properties or assets of the Company pursuant to, (i) the articles of incorporation of the Company or its by-laws, (ii) any Governmental Approval, (iii) any judgment, order, writ, injunction or decree of any court or other Governmental Authority, (iv) any award of any arbitrator, or (v) any agreement (including, without limitation, any Project Document), lease, indenture, instrument or Law to which the Company is subject, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), for such conflicts, breaches, defaults or violations that, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c) No Government Approvals or other consents or approvals are required in connection with the execution, delivery and performance by the Company of this Amendment or the Amended Agreement, except for such Government Approvals or other consents or approvals that have been duly obtained, were validly issued and are in full force and effect and not subject to appeal or reconsideration.
(d) No Default has occurred and is continuing or would occur as a result of the execution, delivery or performance of this Amendment.
SECTION 4.  Reference to and Effect on the Existing Agreement.
(a)  Upon the effectiveness of this Amendment: (i) each reference in the Existing Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Credit Agreement; and (ii) each reference in any other Financing Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Credit Agreement. This Amendment shall constitute a “Financing Document” for all purposes under the Credit Agreement.
(b) Except as specifically amended above, the Existing Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations.
(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Banks, the Agent or any other Secured Party under the Existing Agreement or any other Financing Document, nor constitute a waiver of any provision of the Existing Agreement or any other Financing Document.

SECTION 5.  Costs and Expenses. The Company agrees to pay on demand all reasonable costs and expenses of the Agent incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder.
SECTION 6.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In furtherance of the foregoing, it is understood and agreed that signatures hereto submitted by facsimile or other electronic transmission shall be deemed to be, and shall constitute, original signatures.
SECTION 7.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of the New York.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UNISOURCE ENERGY DEVELOPMENT COMPANY
By:
Name:
Title:

UNION BANK, N.A., as Agent and as a Bank
By:
Name:
Title:
Signature Page to Amendment No. 1

EXHIBIT A
CONSENT
UniSource Energy Corporation, an Arizona corporation, as the Guarantor under that certain Guaranty Agreement, dated as of March 26, 2009, in favor of the Agent and the other Secured Parties (the “Parent Guaranty”), (i) hereby consents to Amendment No. 1, dated as of February 3, 2010, to the Credit Agreement, dated as of March 26, 2009 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among UniSource Energy Development Company, an Arizona corporation, the Banks named therein and from time to time party thereto, and Union Bank, N.A., as Agent, and (ii) hereby confirms and agrees that the Parent Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects except that, on and after the effective date of said Amendment No. 1, each reference in the Parent Guaranty to “the UED Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by said Amendment No. 1.

February 3, 2010	UNISOURCE ENERGY CORPORATION
By:
Name:
Title: